Exhibit 99.1

News Release

For information contact:
Lisa Schultz,
CNL Chief Communications and Human Capital Officer
(407) 650-1223

CNL MACQUARIE GLOBAL GROWTH TRUST, INC.

ANNOUNCES QUARTERLY STOCK DISTRIBUTION

(ORLANDO, Fla.) June 24, 2010 – The board of directors of CNL Macquarie Global Growth Trust, Inc., a non-traded real estate investment trust (REIT) focused on growth opportunities in real estate on a global basis, has declared a quarterly stock distribution of 0.000219178 of a share of common stock per day on each outstanding share of common stock commencing July 1, 2010. The stock distribution equates to an annualized distribution rate of 8% or 0.08 of a share and is non-taxable.

The board of directors declared a stock distribution rather than a cash distribution to retain its cash for investment opportunities. This enables the company to focus its investment strategy on commercial properties that may generate little or no cash flow initially, but have strong potential for long term capital appreciation.

The board of directors approved the distribution on June 24. The quarterly distribution will begin to accumulate on July 1, 2010. Distributions will be calculated on a daily basis, based on the number of days each stockholder has been a stockholder of record during the period. The distributions for the initial quarter ending September 30, 2010, will be aggregated and recorded in the company’s stock ledger in the following month. Subsequently, at the end of each quarter, that quarter’s distributions will be aggregated and recorded in the following month.

The board of directors will review the distribution policy each quarter.

About CNL Financial Group

Orlando-based CNL Financial Group, Inc. is one of the largest privately owned real estate investment and development companies in the country. Over the past 37 years, CNL and/or its affiliates have formed or acquired companies with more than $24 billion of real estate properties including office, industrial, restaurant, retail, hotel and resort, retirement, healthcare, lifestyle and community developments.

About Macquarie Group Limited

Macquarie is a global provider of banking, financial, advisory, investment and funds management services with total assets under management of approximately US$299 billion (as of March 31, 2010). Macquarie’s real estate business has operations in North America, Australia, Europe, Asia, South Africa and the United Arab Emirates.

Forward-Looking Statements

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor provisions created thereby. All forward-looking statements are qualified in their entirety by this cautionary statement and CNL Macquarie Global Growth Trust and its related and affiliated companies assume no, and hereby disclaim any, obligation to update the forward-looking statements contained herein. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.